EXHIBIT 99.1

GSI Technology, Inc. Reports First Quarter Fiscal 2025 Results

SUNNYVALE, Calif., July 25, 2024 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (Nasdaq: GSIT), the inventor of the Associative Processing Unit (APU), a paradigm shift in AI and HPC processing providing true compute-in-memory technology, today reported financial results for its first fiscal quarter ended June 30, 2024.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended
	June 30, 2024	Mar. 31, 2024	June 30, 2023
Net revenues	$4,671	$5,152	$5,587
Gross margin (%)	46.3%	51.6%	54.9%
Operating expenses	$6,818	$7,172	$8,208
Operating loss	$(4,657)	$(4,514)	$(5,139)
Net income (loss)	$1,078	$(4,321)	$(5,110)
Net income (loss) per share, diluted	$0.04	$(0.17)	$(0.21)

Lee-Lean Shu, Chairman and Chief Executive Officer commented, “First quarter revenue of $4.7 million was within our guidance range despite lower sales of SigmaQuad SRAM and lower sales of our SRAM products to military prime contractors. To reverse this revenue decline, achieve financial stability and ultimately return to growth, we are focused on introducing new business lines with Gemini-I and Gemini-II. Cash on hand at June 30, 2024, which includes the net proceeds from the sale and leaseback transaction completed in June, was $21.8 million compared to $14.4 million at March 31, 2024.”

Mr. Shu continued, "Our new GXL platform for Fast Vector Search, based on Gemini-I, will be available as a cloud-based or on-prem solution. We have identified potential partners for this innovative low-power solution, which speeds up the indexing process in fast vector search, allowing quicker database updates. We are also expanding our Department of Defense (“DOD”) SBIR proposal pipeline, targeting contracts totaling $6 million. We are successfully meeting our milestones on Phase I and Phase II SBIRs, which are on track for completion in calendar 2025, and recently received confirmation of winning a third SBIR contract with a large division of the DOD. Additionally, we are on track to begin customer sampling of Gemini-II software in early calendar 2025. We aim to finalize Germini-II’s firmware and software library development by December 2024."

Commenting on GSI’s second quarter of fiscal 2025 outlook, Mr. Shu stated, “Current expectations for the upcoming fiscal second quarter are net revenues in a range of $4.2 million to $4.8 million, with gross margin of approximately 44% to 46%.”

First Quarter Fiscal Year 2025 Summary Financials

The Company reported net revenues of $4.7 million for the first quarter of fiscal 2025, compared to $5.6 million for the first quarter of fiscal 2024 and $5.2 million for the fourth quarter of fiscal 2024. The decline in revenue was due to lower sales of SigmaQuad SRAM and lower sales of our SRAM products to military prime contractors.

Gross margin was 46.3% in the first quarter of fiscal 2025 compared to 54.9% in the first quarter of fiscal 2024 and 51.6% in the preceding fourth quarter of fiscal 2024. The decrease in gross margin in the first quarter of 2025 was primarily due to product mix and the effect of lower revenue on the fixed costs in our cost of revenues.

In the first quarter of fiscal 2025, sales to Nokia were $998,000, or 21.4% of net revenues, compared to $1.9 million, or 33.5% of net revenues, in the same period a year ago and $694,000, or 13.5% of net revenues, in the prior quarter. Military/defense sales were 31.9% of first quarter shipments compared to 33.8% of shipments in the comparable period a year ago and 35.5% of shipments in the prior quarter. SigmaQuad sales were 36.3% of first quarter shipments compared to 58.6% in the first quarter of fiscal 2024 and 42.4% in the prior quarter.

Total operating expenses in the first quarter of fiscal 2025 were $6.8 million, compared to $8.2 million in the first quarter of fiscal 2024 and $7.2 million in the prior quarter. Research and development expenses were $4.2 million, compared to $5.2 million in the prior-year period and $4.8 million in the prior quarter. Selling, general and administrative expenses were $2.6 million in the quarter ended June 30, 2024, compared to $3.0 million in the prior-year quarter and $2.4 million in the previous quarter.

First quarter fiscal 2025 operating loss was $(4.7) million compared to an operating loss of $(5.1) million in the prior-year period and an operating loss of $(4.5) million in the prior quarter. First quarter fiscal 2025 net income included interest and other income of $55,000 and a tax provision of $57,000, compared to $80,000 in interest and other income and a tax provision of $51,000 for the same period a year ago. In the preceding fourth quarter, net loss included interest and other income of $108,000 and a tax benefit of $(85,000).

Net income in the first quarter of fiscal 2025 was $1.1 million, or $0.04 per diluted share, reflecting a one-time gain of $5.7 million on the sale and leaseback transaction related to the sale of the Company’s headquarters, compared to a net loss of $(5.1) million, or $(0.21) per diluted share, for the first quarter of fiscal 2024 and a net loss of $(4.3) million, or $(0.17) per diluted share, for the fourth quarter of fiscal 2024.

Total first quarter pre-tax stock-based compensation expense was $658,000 compared to $820,000 in the comparable quarter a year ago and $693,000 in the prior quarter.

At June 30, 2024, the Company had $21.8 million in cash and cash equivalents, compared to $14.4 million at March 31, 2024. Working capital was $25.7 million as of June 30, 2024 versus $19.1 million at March 31, 2024. Stockholders’ equity as of June 30, 2024 was $38.0 million, compared to $36.0 million as of the fiscal year ended March 31, 2024.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2024, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 25, 2024. To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13747827. A webcast of the call will be available and archived on the Company’s website at https://ir.gsitechnology.com/.

About GSI Technology

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities. GSI Technology is not just advancing technology; we're shaping a smarter, faster, and more efficient future.

Founded in 1995 and headquartered in Sunnyvale, California, GSI Technology has 146 employees and over 125 granted patents.

For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process, as well as the Company’s ongoing strategic review. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant semiconductor products. The strategic review is subject to risks related to the process by which GSI Technology evaluates its strategic alternatives, the terms, timing, structure, benefits and costs of any strategic transaction and whether one will be consummated at all and the impact of any strategic transaction on GSI Technology. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as rising interest rates, worldwide inflationary pressures, military conflicts, and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023

Net revenues	$4,671	$5,152	$5,587
Cost of goods sold	2,510	2,494	2,518

Gross profit	2,161	2,658	3,069

Operating expenses:

Research & development	4,214	4,818	5,204
Selling, general and administrative	2,604	2,354	3,004
Total operating expenses	6,818	7,172	8,208

Operating loss	(4,657)	(4,514)	(5,139)

Gain on sale and leaseback transaction	5,737	-	-
Interest and other income, net	55	108	80

Income (loss) before income taxes	1,135	(4,406)	(5,059)
Provision (benefit) for income taxes	57	(85)	51
Net income (loss)	$1,078	($4,321)	($5,110)

Net income (loss) per share, basic	$0.04	($0.17)	($0.21)
Net income (loss) per share, diluted	$0.04	($0.17)	($0.21)

Weighted-average shares used in
computing per share amounts:

Basic	25,374	25,297	24,866
Diluted	25,686	25,297	24,866

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	June 30,	March 31,	June 30,
	2024	2024	2023

Cost of goods sold	$56	$53	$67
Research & development	290	331	386
Selling, general and administrative	312	309	367
	$658	$693	$820

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2024	March 31, 2024
Cash and cash equivalents	$21,765	$14,429
Accounts receivable	2,718	3,118
Inventory	4,467	4,977
Other current assets	2,143	1,954
Assets held for sale	0	5,629
Net property and equipment	1,076	1,148
Operating lease right-of-use assets	10,471	1,553
Other assets	9,687	9,656
Total assets	$52,327	$42,464

Current liabilities	$5,422	$5,365
Long-term liabilities	8,903	1,129
Stockholders' equity	38,002	35,970
Total liabilities and stockholders' equity	$52,327	$42,464